Exhibit 2.1

AGREEMENT AND PLAN OF EXCHANGE

by and among

ATLANTIC GREEN POWER CORPORATION

LODESTAR MINING, INCORPORATED, and

IAN MCKINNON

JANUARY 29, 2010

TABLE OF CONTENTS

Page

1.	The Share Exchange	1
1.1	Plan of Exchange.	1
1.2	Effective Time	1
1.3	Manner and Basis of Converting Shares.	2
1.4	Cash Payment.	2
1.5	Stock Purchase.	2
1.6	Surrender and Exchange of Certificates	2
1.7	Lodestar Common Stock	2
1.8	Certificate of Incorporation, By-laws, Directors and Officers	3
1.9	Closing.	3

2.	Representations and Warranties of AGPC	3
2.1	Organization, Standing, Subsidiaries, Etc.	3
2.2	Qualification	3
2.3	Capitalization	4
2.4	List of AGPC Shareholders	4
2.5	Corporate Acts and Proceedings	4
2.6	Compliance with Laws and Instruments	4
2.7	Binding Obligations	4
2.8	Broker’s and Finder’s Fees	5
2.9	Investment by AGPC Shareholders in Lodestar	5

3.	Representations and Warranties of Lodestar.	5
3.1	Organization and Standing	5
3.2	Corporate Authority	5
3.3	Broker’s and Finder’s Fees	5
3.4	Capitalization of Lodestar	6
3.5	Validity of Shares	6
3.6	SEC Reports	6
3.7	Governmental Consents	7
3.8	Compliance with Laws and Other Instruments	7
3.9	Binding Obligations	7
3.10	Absence of Undisclosed Liabilities	7
3.11	Changes	8
3.12	Tax Returns and Audits	8
3.13	Litigation	8
3.14	Interested Party Transactions	8
3.15	Questionable Payments	9
3.16	Obligations to or by Stockholders	9
3.17	Schedule of Assets and Contracts	9
3.18	Employees	10
3.19	Disclosure	10

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4.	Representations and Warranties of the Lodestar Stockholder	10
4.1	Authority and Qualification of the Lodestar Stockholder	10
4.2	Ownership of Lodestar Common Stock	10
4.3	Noncontravention	10
4.4	Governmental Approvals	11

5.	Additional Agreements	11
5.1	Access and Information	11
5.2	Additional Agreements	12
5.3	Publicity	12
5.4	Election of Directors; Appointment of Officers	12

6.	Conditions of Parties’ Obligations	12
6.1	Obligations of Lodestar	12
6.2	Obligations of AGPC	13

7.	Amendment of Agreement	15

8.	Definitions	15

9.	Miscellaneous	17
9.1	Notices	17
9.2	Entire Agreement	18
9.3	Expenses	18
9.4	Time	18
9.5	Severability	18
9.6	Successors and Assigns	18
9.7	No Third Parties Benefited	18
9.8	Counterparts	18
9.9	Recitals, Schedules and Exhibits	18
9.10	Section Headings and Gender	18
9.11	Governing Law	19

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AGREEMENT AND PLAN OF EXCHANGE

THIS AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) is made and entered into on January 29, 2010, by and among ATLANTIC GREEN POWER CORPORATION, a New Jersey corporation (“AGPC”), LODESTAR MINING, INCORPORATED, a Delaware corporation (“Lodestar”), and IAN MCKINNON (the “Lodestar Stockholder”).

W I T N E S S E T H :

WHEREAS, the Lodestar Stockholder is the holder of 15,150,000 shares of Lodestar’s common stock, par value $.000001 per share (“Lodestar Common Stock”), which represents 74.81% of the issued and outstanding Lodestar Common Stock; and

WHEREAS, the Boards of Directors of AGPC and Lodestar, respectively, have determined that it is fair to and in the best interests of their respective corporations and shareholders/stockholders for the shareholders of AGPC (individually, an “AGPC Shareholder” and, collectively, the “AGPC Shareholders”) to transfer all of their shares of common stock of AGPC, par value $.00001 per share (“AGPC Common Stock”), to Lodestar in exchange for shares of Lodestar Common Stock, upon the terms and subject to the conditions set forth herein (the “Share Exchange”);

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. The Share Exchange.

1.1 Plan of Exchange.  Subject to the terms and conditions of this Agreement and the certificate of exchange to be entered into by AGPC and Lodestar (the “Certificate of Exchange”), Lodestar shall acquire all of the issued and outstanding shares of AGPC in accordance with Section 14A:10-13 of the New Jersey Business Corporation Act (the “NJBCA”).  At the Effective Time (as such term is hereinafter defined), AGPC shall become the wholly-owned subsidiary of Lodestar.

1.2 Effective Time.  The Share Exchange shall become effective on the date and at the time the Certificate of Exchange is filed with the Department of Treasury, State of New Jersey in accordance with Section 14A:10-13 of the NJBCA.  The time at which the Share Exchange shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

1.3 Manner and Basis of Converting Shares.  At the Effective Time, each share of AGPC Common Stock that is outstanding immediately prior to the Effective Time shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be converted into the right to one share of Lodestar Common Stock so that at the Effective Time Lodestar shall be the holder of all of the issued and outstanding shares of AGPC Common Stock.

1.4 Cash Payment.  At the Closing (as such term is hereinafter defined), AGPC will make a cash payment of $300,000 (the “Cash Payment”) to Lodestar.  AGPC had previously paid to Lodestar $50,000 of the Cash Payment and will pay the balance of $250,000 by wire transfer at the Closing.

1.5 Stock Purchase.  At the Closing, Lodestar will purchase all of the Lodestar Common Stock held by the Lodestar Stockholder (the “Stock Purchase”) at a purchase price and upon such terms and conditions as may be agreed to by Lodestar and the Lodestar Stockholder in a separately negotiated stock purchase agreement (the “Stock Purchase Agreement”); provided, however, the Stock Purchase will be consummated prior to the Effective Time and the shares of Lodestar Common Stock purchased from the Lodestar Stockholder will be cancelled prior to the Effective Time.  It is understood by the parties hereto, that the Lodestar Stockholder will hold no shares of Lodestar Common Stock at the Effective Time.

1.6 Surrender and Exchange of Certificates.  Promptly after the Effective Time and upon (a) surrender by an AGPC Shareholder of a certificate or certificates representing shares of AGPC Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Lodestar stating that such AGPC Shareholder has lost his, her or its certificate or certificates or that such certificate or certificates has or have been destroyed and (b) delivery of a letter of transmittal (the “Letter of Transmittal”) if required by Lodestar, Lodestar shall issue to such AGPC Shareholder, a certificate or certificates registered in the name of such AGPC Shareholder representing the number of shares of Lodestar Common Stock that such AGPC Shareholder shall be entitled to receive under this Agreement.  Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal, if required by Lodestar, as contemplated by this Section 1.6, each certificate that immediately prior to the Effective Time represented any outstanding shares of AGPC Common Stock shall be deemed at and after the Effective Time to represent only the right for the holder thereof (i) to receive upon surrender as aforesaid shares of Lodestar Common Stock or (ii) to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the NJBCA.

1.7 Lodestar Common Stock.  Lodestar agrees that it will cause sufficient shares of Lodestar Common Stock into which the shares of AGPC Common Stock are converted at the Effective Time pursuant to this Agreement to be available for such purpose.  Lodestar further covenants that immediately prior to the Effective Time there will be no more than 5,100,500 shares of Lodestar Common Stock issued and outstanding (after giving effect to the Stock Purchase) and that no other shares of Lodestar Common Stock, any shares of Lodestar Preferred Stock (as such term is hereinafter defined), any other Equity Security of Lodestar, or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into Lodestar Common Stock, Lodestar Preferred Stock or other Equity Security of Lodestar shall be issued or outstanding.

1.8 Certificate of Incorporation, By-laws, Directors and Officers.

(a) Contemporaneous with the Share Exchange, the Certificate of Incorporation of Lodestar will be amended and restated (the “Amended and Restated Certificate of Incorporation”), to provide, among other things, that the corporate name of Lodestar will be changed to Atlantic Green Power Holding Company.

(b) Contemporaneous with the Share Exchange, the By-laws of Lodestar will be amended and restated (the “Amended and Restated By-laws”).

(c) At the Effective Time, each of the current directors and officers of Lodestar shall resign and the directors and officers designated by AGPC shall be elected or appointed the directors and officers of Lodestar, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and qualified in accordance with applicable law, or as otherwise provided in the Amended and Restated Certificate of Incorporation or Amended and Restated By-laws.

1.9 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Giordano, Halleran & Ciesla, P.C. located at 125 Half Mile Road, Red Bank, New Jersey  07701 upon the satisfaction or waiver of the conditions set forth in Section 5 or on such other date or such other location as the parties may mutually agree (the “Closing Date”).

2. Representations and Warranties of AGPC.  AGPC hereby represents and warrants to Lodestar as follows:

2.1 Organization, Standing, Subsidiaries, Etc.

(a) AGPC is a corporation duly organized and existing in good standing under the laws of the State of New Jersey, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and to carry out the terms hereof.  Copies of the Certificate of Incorporation and By-laws of AGPC made available to Lodestar prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b) AGPC has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2 Qualification.  AGPC is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of AGPC taken as a whole (the “Condition of AGPC”).

2.3 Capitalization.  The authorized capital stock of AGPC consists of 250,000,000 shares of AGPC Common Stock, and AGPC has no authority to issue any other capital stock.  There are 38,099,250 shares of AGPC Common Stock issued and outstanding, and such issued shares are duly authorized, validly issued, fully paid and nonassessable, and none of  such shares have been issued in violation of the preemptive rights of any Person.  AGPC has no outstanding options, rights or commitments to issue AGPC Common Stock or other Equity Securities of AGPC, and there are no outstanding securities convertible or exercisable into or exchangeable for AGPC Common Stock or other Equity Securities of AGPC.

2.4 List of AGPC Shareholders.  AGPC will provide Lodestar with a true and complete list of the record owners of all of the outstanding shares of AGPC Common Stock, together with the number of shares held, as of the Closing Date.

2.5 Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors and the AGPC Shareholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement and the consummation of the Share Exchange have been validly and appropriately taken.

2.6 Compliance with Laws and Instruments.  The business, products and operations of AGPC have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of AGPC.  The execution, delivery and performance by AGPC and the AGPC Shareholders of this Agreement and the consummation by AGPC and the AGPC Shareholders of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause AGPC to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of its Certificate of Incorporation or By-laws, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which AGPC is a party or by which AGPC or any of its properties are bound or affected, except as would not have a material adverse effect on the Condition of AGPC and (d) will not result in the creation or imposition of any Lien upon any property or asset of AGPC.  AGPC is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Certificate of Incorporation or By-laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which AGPC is a party or by which AGPC or any of its properties is bound or affected, except as would not materially and adversely affect the Condition of AGPC.

2.7 Binding Obligations.  This Agreement constitutes the legal, valid and binding obligation of AGPC and is enforceable against AGPC in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.8 Broker’s and Finder’s Fees.  No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against AGPC for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

2.9 Investment by AGPC Shareholders in Lodestar.

(a) The shares of Lodestar Common Stock being acquired in the Share Exchange are being acquired by the AGPC Shareholders for investment and not with a view to resale or distribution.  The shares of Lodestar Common Stock are being acquired by the AGPC Shareholders for their own account.

(b) Each of the AGPC Shareholders is an “accredited investor “ as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Each of the AGPC Shareholders has adequate net worth to bear the risks of the investment contemplated by this Agreement and adequate means of providing for his, her or its current needs and foreseeable contingencies.

(d) Each of the AGPC Shareholders understands that the shares of Lodestar Common Stock being issued hereunder have not been registered under the Securities Act and are being issued in reliance on an exemption for private offerings.  The AGPC Shareholders understand that they may have to continue to bear the economic risk of their investment in the Lodestar Common Stock for an indefinite period.

3. Representations and Warranties of Lodestar.  Lodestar represents and warrants to AGPC as follows:

3.1 Organization and Standing.  Lodestar is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Lodestar has heretofore delivered to AGPC complete and correct copies of Lodestar’s Certificate of Incorporation and By-laws as now in effect.  Lodestar has full corporate power and authority to carry on its business as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.  Lodestar has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

3.2 Corporate Authority.  Lodestar has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of this Agreement have been duly and validly taken.  This Agreement constitutes a legal, valid and binding obligation of Lodestar, enforceable against Lodestar in accordance its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3 Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Lodestar to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the transactions contemplated hereby.

3.4 Capitalization of Lodestar.  The authorized capital stock of Lodestar consists of 1,000,000,000 shares of Lodestar Common Stock, of which not more than 5,100,500 shares will be, prior to the Effective Time, issued and outstanding, and 20,000,000 shares of preferred stock, par value $.000001 per share (the “Lodestar Preferred Stock”).  Lodestar has no outstanding options, rights or commitments to issue any shares of Lodestar Common Stock, Lodestar Preferred Stock or any other Equity Security of Lodestar, and there are no outstanding securities convertible or exercisable into or exchangeable for Lodestar Common Stock, Lodestar Preferred Stock or any other Equity Security of Lodestar.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Lodestar Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Lodestar Common Stock.  All outstanding shares of the Lodestar Common Stock are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

3.5 Validity of Shares.  The shares of Lodestar Common Stock to be issued as part of the Share Exchange, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable.  Based on the representations and warranties regarding the AGPC Shareholders as contemplated by Section 2.9 hereof, and assuming the accuracy thereof, the issuance of the shares of Lodestar Common Stock as part of the Share Exchange will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.6 SEC Reports.  Since March 10, 2008, Lodestar has filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Lodestar SEC Documents").  The Lodestar SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the Commission thereunder.  The financial statements of Lodestar (the "Lodestar Financial Statements") included in the Lodestar SEC Documents comply as to form in all material respects with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted under Regulation S-X and/or Item 310 of Regulation S-K promulgated by the Commission) and fairly present (subject, in the case of the unaudited statements, to customary year-end audit adjustments) the financial position of Lodestar as at the dates thereof and the results of its operations and cash flows for the periods indicated.

3.7 Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Lodestar required in connection with the consummation of the Share Exchange have been obtained.

3.8 Compliance with Laws and Other Instruments.  The execution, delivery and performance by Lodestar of this Agreement and the consummation by Lodestar of the transactions contemplated herein will not cause Lodestar to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, (c) any order, judgment or decree of any court, or (d) any provision of its Certificate of Incorporation or By-laws as amended and in effect immediately prior to the Closing Date, and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Lodestar is a party or by which Lodestar or any of its properties is bound.

3.9 Binding Obligations.  This Agreement constitutes the legal, valid and binding obligations of Lodestar, and is enforceable against Lodestar in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.10 Absence of Undisclosed Liabilities.  Lodestar  has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) to the extent set forth on or reserved against in the balance sheet of Lodestar as of September 30, 2009 (the “Lodestar Balance Sheet”) or the notes to the Lodestar Financial Statements, and (b) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since September 30, 2009 (the “Lodestar Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Lodestar, taken as a whole (the “Condition of Lodestar”).

3.11 Changes.  Since the Lodestar Balance Sheet Date, except as disclosed in the Lodestar SEC Documents, Lodestar has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Lodestar’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Lodestar Balance Sheet and current liabilities incurred since the Lodestar Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of Lodestar, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of Lodestar other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of Lodestar, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Lodestar Balance Sheet or its statement of operations for the nine months ended on the Lodestar Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, shareholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.12 Tax Returns and Audits.  All required federal, state and local Tax Returns of Lodestar required by applicable laws of the United States and any provinces or states thereof, have been accurately prepared in all material respects and duly and timely filed, and all  Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of Lodestar.  Lodestar is not and has not been delinquent in the payment of any Tax.  Lodestar has not had a Tax deficiency assessed against it.  None of the Lodestar’s income tax returns nor any income or franchise tax returns have been audited by governmental authorities.  There are no foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings by any foreign governmental, administrative or regulatory authority relating to Taxes or any Tax Returns of Lodestar now pending, and Lodestar has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.13 Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Lodestar, threatened against or affecting Lodestar or its properties, assets or business.  To the knowledge of Lodestar, Lodestar is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.14 Interested Party Transactions.  No officer, director or shareholder of Lodestar or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Lodestar has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Lodestar through AGPC following the consummation of the Share Exchange or (ii) purchases from or sells or furnishes to Lodestar any goods or services, or (b) a beneficial interest in any contract or agreement to which Lodestar is a party or by which it may be bound or affected.

3.15 Questionable Payments.  Lodestar has not used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.16 Obligations to or by Stockholders.  Lodestar has no liability or obligation or commitment to any stockholder of Lodestar or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any shareholder of Lodestar, nor does any shareholder of Lodestar or any such Affiliate or associate have any liability, obligation or commitment to Lodestar.

3.17 Schedule of Assets and Contracts.  Except as expressly set forth in this Agreement or the Lodestar Financial Statements or the notes thereto, Lodestar is not a party to any written or oral agreement not made in the ordinary course of business that is material to Lodestar.  Lodestar does not own any real property.  Lodestar is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Lodestar or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Lodestar to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Lodestar is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Lodestar is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Lodestar, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Lodestar or any present or former officer, director or shareholder of Lodestar, (k) agreement obligating Lodestar to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing after the Closing Date that involves an expenditure or receipt by Lodestar.  Lodestar maintains no insurance policies and insurance coverage of any kind with respect to Lodestar, its business, premises, properties, assets, employees and agents.  Lodestar has made available to AGPC true and complete copies of all agreements and other documents referenced in the SEC Documents, as well as any additional agreements or documents, requested by AGPC.

3.18 Employees.  Lodestar is not under any obligation or liability to any officer, director, employee or Affiliate of Lodestar.

3.19 Disclosure.  There is no fact relating to Lodestar that Lodestar has not disclosed to AGPC in writing that materially and adversely affects nor, insofar as Lodestar can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Lodestar.  No representation or warranty by Lodestar herein and no information disclosed in any schedules or exhibits hereto by Lodestar contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

4. Representations and Warranties of the Lodestar Stockholder.  The Lodestar Stockholder represents and warrants to AGPC as follows:

4.1 Authority and Qualification of the Lodestar Stockholder.  The Lodestar Stockholder is an individual and has all legal capacity to enter into this Agreement and any other agreement contemplated herein to which such Lodestar Stockholder is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement constitutes a legal, valid and binding obligation of the Lodestar Stockholder, enforceable against the Lodestar Stockholder in accordance its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

4.2 Ownership of Lodestar Common Stock.  The Lodestar Stockholder holds of record, owns beneficially and has good title to 15,150,000 shares of Lodestar Common Stock, free and clear of encumbrances, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws).

There are no pending or, to the Lodestar Stockholder’s knowledge, threatened actions, suits, claims, proceedings hearings, investigations, arbitrations or other legal or administrative proceedings by or before any governmental authority involving the shares of Lodestar Common Stock held by him.  There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any governmental authority against the shares of Lodestar Common Stock held by the Lodestar Stockholder.

4.3 Noncontravention.  Neither the execution, delivery or performance by the Lodestar Stockholder of this Agreement or any other agreement contemplated herein to which the Lodestar Stockholder is a party, nor the consummation by the Lodestar Stockholder of the transactions contemplated hereby or thereby, nor compliance by the Lodestar Stockholder with any of the provisions hereof or thereof will (a)  violate any law, order, judgment, injunction, stipulation, award or decree of any governmental authority, in each case applicable to the Lodestar Stockholder or the Lodestar Stockholder’s assets or properties or (b) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any encumbrance upon any property or assets of the Lodestar Stockholder pursuant to, any instrument or agreement to which the Lodestar Stockholder is a party or by which the Lodestar Stockholder or the Lodestar Stockholder’s properties may be bound or affected, except, in each case, where the violation, conflict, breach, default, failure to obtain consent or encumbrance would not reasonably be expected to have a material adverse effect on the ability of the Lodestar Stockholder to consummate the transactions contemplated by this Agreement.

4.4 Governmental Approvals.  No filing by the Lodestar Stockholder with any governmental authority, and no permit, authorization, consent or approval of any governmental authority, is necessary for the consummation by the Lodestar Stockholder of the transactions contemplated hereby.

5. Additional Agreements.

5.1 Access and Information.  AGPC and Lodestar shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided, that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (a) is already in such party’s possession or (b) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (c) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (i) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (ii) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (iii) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other parties all documents and other materials (including copies) obtained by such party or on his, her or its behalf from the other parties as a result of this Agreement, or in connection herewith, whether so obtained before or after the execution hereof.

5.2 Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Share Exchange (and, in such case, to proceed with the Share Exchange as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Lodestar and AGPC agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Lodestar and AGPC shall take all such necessary action.

5.3 Publicity.  No party shall issue any press release or public announcement pertaining to the Share Exchange that has not been agreed upon in advance by Lodestar and AGPC.

5.4 Election of Directors; Appointment of Officers.  On the Closing Date, Lodestar shall obtain the resignations of its current officers and directors as provided by Section 1.8 hereof, which resignations shall go into effect at the Effective Time, and shall cause, at the Effective Time, the persons designated by AGPC to be elected to the Board of Directors of Lodestar and the persons designated by AGPC to be appointed as officers of Lodestar.

6. Conditions of Parties’ Obligations.

6.1 Obligations of Lodestar.  The obligations of Lodestar under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Lodestar.

(a) No Errors, etc.  The representations and warranties of AGPC under this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Compliance with Agreement.  AGPC shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Certificate of Officers.  AGPC shall have delivered to Lodestar a certificate dated the Closing Date, executed on AGPC’s behalf by its President and Chief Executive Officer or other duly authorized officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 6.1.

(d) No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the carrying out of the transactions contemplated herein.

(e) Cash Payment.  Lodestar shall have received the balance of the Cash Payment.

(f) Supporting Documents.  Lodestar shall have received the following:

(i) Copies of resolutions of the Board of Directors of AGPC and written consents from the AGPC Shareholders holding a majority of the outstanding shares of AGPC Common Stock, certified by the Secretary of AGPC, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by AGPC pursuant hereto.

(ii) A certificate of incumbency executed by the Secretary of AGPC certifying the names, titles and signatures of the officers authorized to execute any documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and By-laws of AGPC attached to such certificate have been validly adopted and have not been amended or modified.

(iii) Evidence as of a recent date of the good standing and corporate existence of AGPC issued by the Department of Treasury, State of New Jersey and evidence that AGPC is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(iv) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Lodestar may reasonably request.

(g) Proceedings and Documents.  All corporate and other proceedings and actions taken by AGPC in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Lodestar.  AGPC shall furnish to Lodestar such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Lodestar or its counsel may reasonably request.

6.2 Obligations of AGPC.  The obligations of AGPC under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived by AGPC:

(a) No Errors, etc.  The representations and warranties of Lodestar under this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Compliance with Agreement.  Lodestar shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it  on or before the Closing Date.

(c) No Adverse Change.  There shall have been no material adverse change in the Condition of Lodestar since the Lodestar Balance Sheet Date.

(d) Certificate of Officers.  Lodestar shall have delivered to AGPC a certificate dated the Closing Date, executed on Lodestar’s behalf by its Chief Executive Officer or other duly authorized officer, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.

(e) Opinion of Lodestar’s Counsel. AGPC shall have received from counsel for Lodestar, an opinion dated as of the Closing Date, the form and substance of which to be agreed upon by counsel for Lodestar and counsel for AGPC.

(f) The Stock Purchase.  Lodestar and the Lodestar Stockholder shall have entered in the Stock Purchase transaction so that Lodestar will purchase all of the shares of Lodestar Common Stock held by the Lodestar Stockholder prior to the Effective Time.

(g) Supporting Documents.  AGPC shall have received the following:

(i) Copies of resolutions of Lodestar’s Board of Directors and the written consent of the Lodestar Stockholder, certified by the Secretary of Lodestar, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered by Lodestar pursuant hereto, including the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

(ii) A certificate of incumbency executed by the Secretary of Lodestar certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraph (i) above and further certifying that the Certificate of Incorporation and By-laws of Lodestar attached to such certificate have been validly adopted and have not been amended or modified.

(iii) Evidence as of a recent date of the good standing and corporate existence of Lodestar issued by the Secretary of State of the State of Delaware and evidence that Lodestar is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(iv) A true and complete list, as of the Closing Date after giving effect to the Stock Purchase, of the names and addresses of the record owners of all of the outstanding Lodestar Common Stock, together with the number of shares of Lodestar Common Stock held by each record owner, as certified by Lodestar’s transfer agent and registrar.

(v) The executed resignation of each of the officers and directors of Lodestar, which resignations are to take effect as of the Effective Time.

(vi) Such additional supporting documentation and other information with respect to the transactions contemplated hereby as AGPC may reasonably request.

(h) Payment and Discharge of Outstanding Liabilities and Obligations of Lodestar.  Evidence, to the reasonable satisfaction of AGPC, that each outstanding liability and obligation of Lodestar immediately prior to the Closing has been paid or discharged as of the Closing Date.

(i) Termination of Mineral Claim Option Agreement.  Evidence, reasonably satisfactory to AGPC, that the Mineral Claim Option Agreement, as amended, between Claim Lake Nickel, Inc. and Lodestar has been terminated.

(j) Representation, Warranty and Indemnification Agreement.  The Representation, Warranty and Indemnification Agreement to be entered into by Lodestar, the Lodestar Stockholder, Becky McKinnon and William Love, shall have been executed by each of the parties thereto and delivered by Lodestar.

7.  Amendment of Agreement.  This Agreement may be amended or modified at any time in all respects by an instrument in writing executed by all of the parties hereto.

8. Definitions.  Unless the context otherwise requires, the terms defined in this Section 8 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

“Indebtedness” shall mean any obligation of Lodestar which under GAAP is required to be shown on the balance sheet of Lodestar as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of Lodestar shall be deemed to be Indebtedness even though such obligation is not assumed by Lodestar.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of Lodestar, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by Lodestar or for which Lodestar is otherwise contingently liable.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (c) any liability for the payments of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

9. Miscellaneous.

9.1 Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Lodestar:                                       253 South Limestone Street
Lexington, Kentucky  40508
Attention:  Ian McKinnon

With a copy to (which shall not constitute notice):

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey  07726
Attention:  Eric Stein, Esq.

If to AGPC:                                           Bayport One
Suite 455
8025 Black Horse Pike
West Atlantic City, New Jersey  08232
Attention:  Robert Demos, Jr., President and
Chief Executive Officer

With a copy to  (which shall not constitute notice):

Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, Suite 300
P.O. Box 195
Middletown, New Jersey 07748
Attention:  Paul T. Colella, Esq.

If to Ian McKinnon:                             #213, 56 Gloucester Road
London, U.K.
SW7 4UB

With a copy to (which shall not constitute notice):

Mike Heitz
3505 Castlegate Court
Lexington, Kentucky  40502

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.

9.2 Entire Agreement.  This Agreement, including any schedules or exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

9.3 Expenses.  Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.  Expenses of Lodestar prior to the Effective Time shall be satisfied by Lodestar immediately prior to the Effective Time and Lodestar shall not be liable for such expenses after the Effective Time.

9.4 Time.  Time is of the essence in the performance of the parties’ respective obligations herein contained.

9.5 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.6 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that none of the parties shall directly or indirectly transfer or assign any of his or its rights hereunder in whole or in part without the written consent of the other parties, which may be withheld in their sole discretion, and any such transfer or assignment without said consent shall be void.

9.7 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

9.8 Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

9.9 Recitals, Schedules and Exhibits.  The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

9.10 Section Headings and Gender.  The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

9.11 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving affect to the conflict of laws provisions thereof.  This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of the State of New Jersey.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New Jersey by virtue of a failure to perform an act required to be performed in the State of New Jersey.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New Jersey for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in the State of New Jersey, and further irrevocably waive any claim that any suit, action or proceeding brought in the State of New Jersey has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Exchange to be binding and effective as of the day and year first above written.

ATLANTIC GREEN POWER CORPORATION By: /s/Robert Demos, Jr. Name: Robert Demos, Jr. Title: President and Chief Executive Officer

LODESTAR MINING, INCORPORATED By: /s/Ian McKinnon Name: Ian McKinnon Title: Chief Executive Officer
IAN MCKINNON /s/Ian McKinnon

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